Exhibit 99
NEWS RELEASE
October 29, 2021

Contact:	Julie R. Smolinski	Telephone: (808) 543-7300
	Vice President, Investor Relations & Corporate Sustainability	E-mail: ir@hei.com

AMERICAN SAVINGS BANK REPORTS THIRD QUARTER 2021 FINANCIAL RESULTS
3Q 2021 Net Income of $19.3 Million
Solid Profitability; Strong Liquidity and Capital Position

HONOLULU - American Savings Bank, F.S.B. (American), a wholly-owned subsidiary of Hawaiian Electric Industries, Inc. (NYSE - HE), today reported net income of $19.3 million for the third quarter of 2021, compared to $30.3 million in the second quarter of 2021 and $12.2 million in the third quarter of 2020.
“We’re pleased with our financial results for the third quarter, which reflect continued solid performance and good credit quality, the latter of which drove an additional release of reserves. The governor’s recent announcement encouraging visitors to return is a positive sign for our local economy and community,” said Ann Teranishi, president and chief executive officer of American. “We continue to build our capabilities to provide even more value to our customers through digital banking services and customized financial solutions, while delivering the superior customer experience we’re known for,” said Teranishi.
Financial Highlights
Third quarter 2021 net interest income was $60.3 million compared to $60.8 million in the linked quarter and $57.3 million in the third quarter of 2020. The relatively flat net interest income versus the linked quarter reflected the impact of lower yields and lower recognition of fees associated with the Paycheck Protection Program (PPP) loan portfolio, partially offset by higher earning assets driven by increased liquidity from continued deposit growth. The increase in net interest income versus the third quarter of 2020 was primarily due to growth in earning assets, lower cost of funds and higher fee income associated with the PPP loan portfolio. Net interest margin for the third quarter of 2021 was 2.90% compared to 2.98% in the linked quarter and 3.12% in the third quarter of 2020. Net interest margin for the first nine months of 2021 was 2.94% compared to 3.34% for the same period in 2020.

The results for the third quarter of 2021 included a negative provision for credit losses of $1.7 million, reflecting credit upgrades in the commercial and commercial real estate loan portfolios and consumer loan paydowns. This compares to a negative provision for credit losses of $12.2 million in the linked quarter and a provision for credit losses of $14.0 million in the third quarter of 2020. As of September 30, 2021, American’s allowance for credit losses to outstanding loans was 1.48% compared to 1.51% as of June 30, 2021 and 1.67% as of September 30, 2020.
The net charge-off ratio for the third quarter of 2021 was 0.03%, compared to 0.04% in the linked quarter and 0.32% in the third quarter of 2020. Nonaccrual loans as a percent of total loans receivable held for investment were 0.97% in the third quarter of 2021, compared to 1.03% in the linked quarter and 0.77% in the prior year quarter.
Noninterest income was $14.8 million in the third quarter of 2021, compared to $15.2 million in the linked quarter and $19.0 million in the third quarter of 2020. The decrease in noninterest income from the linked quarter was primarily due to lower fee income from financial services and lower mortgage banking income, partially offset by higher bank-owned life insurance income and fee income on deposit liabilities. The decrease in noninterest income from the prior year quarter was primarily due to lower mortgage banking income.
Third quarter of 2021 noninterest expense was $51.5 million, compared to $48.2 million in the linked quarter and $47.3 million in the third quarter of 2020. The increase in noninterest expense compared to the linked and prior year quarters was primarily due to higher incentive compensation costs reflecting the bank’s strong performance for the first nine months of the year. The third quarter of 2021 also included higher data processing expense as the bank upgrades its technology and data analytic capabilities, partially offset by lower occupancy costs as the bank continues to optimize its branch footprint in connection with its digital transformation.
Total earning assets as of September 30, 2021 were $8.4 billion, up 9.3% from December 31, 2020.
Total loans were $5.1 billion as of September 30, 2021, down 1.3% compared to June 30, 2021 and down 4.0% from December 31, 2020. The reduction in the loan portfolio during the quarter included approximately $111 million in forgiven PPP loans, as well as declines in the home equity line of credit and consumer portfolios. The decrease in these portfolios was partially offset by growth in the residential, commercial and commercial real estate loan portfolios. Excluding PPP loan forgiveness, the loan portfolio grew by $46 million or 0.9% compared to June 30, 2021.

The investment securities portfolio was $3.1 billion as of September 30, 2021, up 39.8% from December 31, 2020 as growth in deposits continued to outpace loan growth. The portfolio is primarily comprised of securities issued or guaranteed by U.S. government agencies or U.S. government sponsored agencies.
Total deposits were $8.0 billion as of September 30, 2021, an increase of 1.3% compared to June 30, 2021 and an increase of 8.0% from December 31, 2020. For the third quarter of 2021, the average cost of funds was 0.06%, down one basis point versus the linked quarter and down seven basis points versus the prior year quarter.
For the third quarter of 2021 return on average equity was 1026.0%, compared to 16.8% in the linked quarter and 6.8% in the third quarter of 2020. Return on average assets was 0.86% for the third quarter of 2021, compared to 1.38% in the linked quarter and 0.61% in the same quarter last year.
In the third quarter of 2021, American paid dividends of $12.0 million to HEI. American had a Tier 1 leverage ratio of 8.0% as of September 30, 2021.
HEI EARNINGS RELEASE, HEI WEBCAST AND CONFERENCE CALL TO DISCUSS EARNINGS AND 2021 GUIDANCE
Concurrent with American’s regulatory filing 30 days after the end of the quarter, American announced its third quarter 2021 financial results today. Please note that these reported results relate only to American and are not necessarily indicative of HEI’s consolidated financial results for the third quarter of 2021.
HEI plans to announce its third quarter 2021 consolidated financial results on Friday, November 5, 2021 and will also conduct a webcast and conference call at 10:15 a.m. Hawaii time (4:15 p.m. Eastern time) that same day to discuss its consolidated earnings, including American’s earnings, and 2021 guidance.
To listen to the conference call, dial 1-844-200-6205 (U.S.) or 1-929-526-1599 (international) and enter passcode 181692. Parties may also access presentation materials and/or listen to the conference call by visiting the conference call link on HEI’s website at www.hei.com under the “Investor Relations,” sub-heading “News and Events — Events and Presentations.”
A replay will be available online and via phone. The online replay will be available on HEI’s website about two hours after the event. An audio replay will also be available about two hours after the event through November 19, 2021. To access the audio replay, dial 1-866-813-9403 (U.S.) or 44-204-525-0658 (international) and enter passcode 965360.

HEI and Hawaiian Electric Company, Inc. (Hawaiian Electric) intend to continue to use HEI’s website, www.hei.com, as a means of disclosing additional information; such disclosures will be included in the Investor Relations section of the website. Accordingly, investors should routinely monitor the Investor Relations section of HEI’s website, in addition to following HEI’s, Hawaiian Electric’s and American’s press releases, HEI’s and Hawaiian Electric’s Securities and Exchange Commission (SEC) filings and HEI’s public conference calls and webcasts. The information on HEI’s website is not incorporated by reference into this document or into HEI’s and Hawaiian Electric’s SEC filings unless, and except to the extent, specifically incorporated by reference.
Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at dms.puc.hawaii.gov/dms to review documents filed with, and issued by, the PUC. No information on the PUC website is incorporated by reference into this document or into HEI’s and Hawaiian Electric’s SEC filings.
The HEI family of companies provides the energy and financial services that empower much of the economic and community activity of Hawaii. HEI’s electric utility, Hawaiian Electric, supplies power to approximately 95% of Hawaii’s population and is undertaking an ambitious effort to decarbonize its operations and the broader state economy. Its banking subsidiary, American Savings Bank, is one of Hawaii’s largest financial institutions, providing a wide array of banking and other financial services and working to advance economic growth, affordability and financial fitness. HEI also helps advance Hawaii’s sustainability goals through investments by its non-regulated subsidiary, Pacific Current. For more information, visit www.hei.com.
FORWARD-LOOKING STATEMENTS
This release may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “will,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects or possible future actions are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning HEI and its subsidiaries, the performance of the industries in which they do business and economic, political and market factors, among other things. These forward-looking statements are not guarantees of future performance.

Forward-looking statements in this release should be read in conjunction with the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” discussions (which are incorporated by reference herein) set forth in HEI’s Annual Report on Form 10-K for the year ended December 31, 2020 and HEI’s other periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements. These forward-looking statements speak only as of the date of the report, presentation or filing in which they are made. Except to the extent required by the federal securities laws, HEI, Hawaiian Electric, American and their subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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American Savings Bank, F.S.B.
STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended			Nine months ended September 30
(in thousands)	September 30, 2021	June 30, 2021	September 30, 2020	2021	2020
Interest and dividend income
Interest and fees on loans	$49,445	$51,026	$52,419	$150,418	$161,505
Interest and dividends on investment securities	11,996	11,040	7,221	31,709	22,939
Total interest and dividend income	61,441	62,066	59,640	182,127	184,444
Interest expense
Interest on deposit liabilities	1,176	1,281	2,287	3,919	8,945
Interest on other borrowings	5	23	61	55	449
Total interest expense	1,181	1,304	2,348	3,974	9,394
Net interest income	60,260	60,762	57,292	178,153	175,050
Provision for credit losses	(1,725)	(12,207)	13,970	(22,367)	39,504
Net interest income after provision for credit losses	61,985	72,969	43,322	200,520	135,546
Noninterest income
Fees from other financial services	4,800	5,464	4,233	15,337	11,906
Fee income on deposit liabilities	4,262	3,904	3,832	12,029	11,842
Fee income on other financial products	2,124	2,201	1,524	6,767	4,608
Bank-owned life insurance	2,026	1,624	1,965	6,211	4,432
Mortgage banking income	1,272	1,925	7,681	7,497	15,933
Gain on sale of investment securities, net	—	—	—	528	9,275
Other income, net	283	76	(231)	631	(69)
Total noninterest income	14,767	15,194	19,004	49,000	57,927
Noninterest expense
Compensation and employee benefits	30,888	27,670	26,431	86,595	77,287
Occupancy	5,157	5,100	5,693	15,226	16,402
Data processing	4,278	4,533	3,366	13,162	11,052
Services	2,272	2,475	2,624	7,609	7,907
Equipment	2,373	2,394	2,001	6,989	6,630
Office supplies, printing and postage	1,072	978	1,187	3,094	3,577
Marketing	995	665	727	2,308	1,908
FDIC insurance	808	788	714	2,412	1,567
Other expense[1]	3,668	3,568	4,556	9,790	15,813
Total noninterest expense	51,511	48,171	47,299	147,185	142,143
Income before income taxes	25,241	39,992	15,027	102,335	51,330
Income taxes	5,976	9,708	2,877	23,230	9,405
Net income	$19,265	$30,284	$12,150	$79,105	$41,925
Comprehensive income (loss)	$7,581	$47,283	$13,543	$38,666	$62,885
OTHER BANK INFORMATION (annualized %, except as of period end)
Return on average assets	0.86	1.38	0.61	1.21	0.73
Return on average equity	10.26	16.76	6.75	14.31	7.95
Return on average tangible common equity	11.52	18.92	7.62	16.11	9.00
Net interest margin	2.90	2.98	3.12	2.94	3.34
Efficiency ratio	68.66	63.42	61.99	64.80	61.01
Net charge-offs to average loans outstanding	0.03	0.04	0.32	0.08	0.41
As of period end
Nonaccrual loans to loans receivable held for investment	0.97	1.03	0.77
Allowance for credit losses to loans outstanding	1.48	1.51	1.67
Tangible common equity to tangible assets	7.3	7.5	8.0
Tier-1 leverage ratio	8.0	8.0	8.3
Dividend paid to HEI (via ASB Hawaii, Inc.) ($ in millions)	$12.0	$23.0	$—	$40.0	$28.0
1 The three- and nine-month periods ended September 30, 2021 include approximately $0.1 million and $0.5 million, respectively, of certain direct and incremental COVID-19 related costs. The three- and nine-month periods ended September 30, 2020 include approximately $0.7 million and $4.5 million, respectively, of certain significant direct and incremental COVID-19 related costs. These costs for the first nine months of 2020, which have been recorded in Other expense, include $2.4 million of compensation expense and $1.7 million of enhanced cleaning and sanitation costs.
This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC. Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.

American Savings Bank, F.S.B.
BALANCE SHEETS DATA
(Unaudited)

(in thousands)	September 30, 2021		December 31, 2020
Assets
Cash and due from banks		$109,942		$178,422
Interest-bearing deposits		80,007		114,304
Cash and cash equivalents		189,949		292,726
Investment securities
Available-for-sale, at fair value		2,580,830		1,970,417
Held-to-maturity, at amortized cost		491,871		226,947
Stock in Federal Home Loan Bank, at cost		10,000		8,680
Loans held for investment		5,122,124		5,333,843
Allowance for credit losses		(75,944)		(101,201)
Net loans		5,046,180		5,232,642
Loans held for sale, at lower of cost or fair value		53,998		28,275
Other		555,401		554,656
Goodwill		82,190		82,190
Total assets		$9,010,419		$8,396,533
Liabilities and shareholder’s equity
Deposit liabilities–noninterest-bearing		$2,931,394		$2,598,500
Deposit liabilities–interest-bearing		5,045,144		4,788,457
Other borrowings		129,305		89,670
Other		168,064		183,731
Total liabilities		8,273,907		7,660,358
Common stock		1		1
Additional paid-in capital		353,429		351,758
Retained earnings		408,575		369,470
Accumulated other comprehensive income (loss), net of taxes
Net unrealized gains (losses) on securities	$(20,322)		$19,986
Retirement benefit plans	(5,171)	(25,493)	(5,040)	14,946
Total shareholder’s equity		736,512		736,175
Total liabilities and shareholder’s equity		$9,010,419		$8,396,533

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC.